Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279958

PROSPECTUS SUPPLEMENT NO. 24

(to Prospectus dated October 4, 2024)

MSP RECOVERY, INC.

398,257 Shares of Class A Common Stock

This prospectus supplement no. 24 amends and supplements the prospectus dated October 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-279958). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 26, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 398,257 shares of our Class A Common Stock, par value $0.0001 per share, including: (i) up to 200,000 shares of our Class A Common Stock issuable upon exercise of warrants (the “VRM Warrants”) issued to Virage Recovery Master, LP (“VRM”) pursuant to the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (the “Second Virage MTA Amendment”) dated November 13, 2023; (ii) 20,000 shares of our Class A Common Stock issued to Virage Recovery Participation LP (“VRP”) and up to 100,000 shares of our Class A Common Stock issuable upon exercise of a warrant issued to VRP (the “VRP Warrant”), in partial satisfaction of amounts owed by the Company pursuant to that certain Services Agreement dated May 20, 2022 between Virage Capital Management LP (“Virage”) and the Company; and (iii) 78,257 shares of our Class A Common Stock issued to Palantir Technologies, Inc. (“Palantir”) as consideration for certain products and services rendered by Palantir. As the exercise price of the VRM Warrants and the VRP Warrant is only $0.0001 per share, should the VRM Warrants or the VRP Warrant be exercised, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on Nasdaq under the symbols “MSPR,” “MSPRZ,” and “MSPRW.” On August 25, 2025, the closing price of Common Stock was $0.3949 per share, the closing price of our Public Warrants was $0.016 per warrant and the closing price of our New Warrants was $0.0025 per warrant.

Effective at 11:59 PM EDT on November 15, 2024, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-25 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this Prospectus Supplement No. 24 have been adjusted to give effect to the Reverse Split.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2024, filed with the SEC on April 16, 2025.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 26, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 20, 2025

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	MSPR	Nasdaq Capital Market

Redeemable warrants, each lot of 625 warrants exercisable for one share of Class A common stock at an exercise price of $7,187.50 per share	MSPRW	Nasdaq Capital Market

Redeemable warrants, each lot of 625 warrants exercisable for one share of Class A common stock at an exercise price of $0.0625 per share	MSPRZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Jury Verdict Against the Company’s Subsidiary

In the matter of Menendez v. Ruiz, Case No. 2023-001738-CA-01, pending in the Eleventh Judicial Circuit in and for Miami-Dade County, Florida (the “Menendez Litigation”), plaintiffs Norberto Menendez, iNewton, LLC, Synnova Health, Inc., and Health Beats, LLC (collectively, the “Plaintiffs”) sought damages under eight legal theories against John H. Ruiz, individually, MSP Recovery, Inc. (the “Company”), and MSP Recovery, LLC, a subsidiary of the Company (together, the “Defendants”). Following a seven-day trial, on August 20, 2025, a jury returned a verdict finding no liability against the Defendants on all but one of the counts asserted in the Complaint. Specifically, the jury rejected every fraud and misrepresentation theory and completely exonerated the Company and Mr. Ruiz from any and all claims asserted against them. The jury did return a finding of breach of an alleged oral contract, but only as to the Company’s subsidiary, MSP Recovery, LLC, which holds all of the assets for the Company. The jury awarded Plaintiffs approximately $12.7 million in damages against MSP Recovery, LLC on that claim.

The court has not entered a final judgment in the Menendez Litigation. Defendants have asserted, and continue to assert, both procedural and substantive defenses. MSP Recovery, LLC has moved for a directed verdict and intends to vigorously pursue post-trial relief, including motions to set aside the verdict and a potential appeal to the State appellate court based on various legal theories, including that the parties’ integration clause invalidates any alleged oral contract as a matter of law.

Moreover, as the jury found in favor of the Company and Mr. Ruiz on the deceptive and unfair practices claim, the Company and Mr. Ruiz have a statutory right under Florida law to pursue recovery of their respective attorneys’ fees; a right the Company and Mr. Ruiz fully intend to pursue. Neither the Company nor its subsidiary can predict the outcome of the Menendez Litigation or the likelihood of prevailing on the aforementioned requests for relief.

The jury verdict in the Menendez Litigation has contributed to uncertainty regarding the Company’s financial condition and prospects and may negatively impact its ability to raise additional capital or to continue as a going concern. We continue to evaluate the impact of the verdict on our business, results of operations, and financial condition.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made herein are not historical facts but may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, and the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “agree,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” or the negatives of these terms or variations of them or similar terminology or expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements involve risks, uncertainties and other factors that may cause actual results, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement contained in this Current Report, the Company cautions that these statements are based on a combination of facts and factors currently known by it and its projections of the future, about which it cannot be certain. Forward-looking statements in this Current Report include, but are not limited to, statements regarding the Company’s expectations concerning the impact to the Company’s financial condition caused by the verdict in the Menendez Litigation; any potential post-trial motions and appeal of the verdict; the Company’s disagreement with the verdict; and the Company’s intention to challenge the judgment. Forward-looking statements are neither historical facts nor assurances of future results, performance, events or circumstances. Instead, these forward-looking statements are based on management’s current beliefs, expectations, and assumptions, and are subject to risks and uncertainties. These risks and uncertainties include any adverse outcomes of any motions or appeals against us, and other risks and uncertainties, including those more fully described in the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on April 16, 2015, and subsequent Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company’s filings with the SEC. The Company undertakes no obligation to revise or update publicly any forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).
(di)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: August 26, 2025

	By:	/s/ John H. Ruiz
	Name:	John H. Ruiz
	Title:	Chief Executive Officer